As filed with the Securities and Exchange Commission on May 5, 2017

Registration Statement No. 333-172999

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VERIZON COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	23-2259884
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1095 Avenue of the Americas, New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

2009 VERIZON COMMUNICATIONS INC. LONG-TERM INCENTIVE PLAN

2017 VERIZON COMMUNICATIONS INC. LONG-TERM INCENTIVE PLAN

(Full title of the plan)

William L. Horton, Jr.

Senior Vice President, Deputy General Counsel and Corporate Secretary

Verizon Communications Inc.

1095 Avenue of the Americas

New York, New York 10036

(Name and address of agent for service)

(212) 395-1000

(Telephone number, including area code, of agent for service)

Copy to:

Audrey E. Prashker, Esq.

Vice President and General Counsel – Capital Markets

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

(908) 559-5430

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

On March 22, 2011, Verizon Communications Inc. (“Verizon”) filed a registration statement on Form S-8 (Registration Statement No. 333-172999) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register 115,000,000 shares of Verizon’s common stock, par value $0.10 per share (the “Registered Shares”), for offering and sale from time to time pursuant to the 2009 Verizon Communications Inc. Long-Term Incentive Plan (the “2009 Plan”). On May 4, 2017 (the “Approval Date”), Verizon’s shareholders approved the 2017 Verizon Communications Inc. Long-Term Incentive Plan (the “2017 Plan”). As of the Approval Date, no new awards may be granted under the 2009 Plan.

This Post-Effective Amendment No. 1 amends the Registration Statement in order to make available for offering and sale from time to time pursuant to the 2017 Plan, subject to adjustment in accordance with the terms of the 2017 Plan, such number of Registered Shares as is equal to the sum of the number of (i) Registered Shares that were available for additional award grant purposes under the 2009 Plan as of the Approval Date, determined immediately prior to the termination of the authority to grant new awards under the 2009 Plan as of the Approval Date; plus (ii) Registered Shares subject to any restricted stock awards, restricted stock unit awards, performance share awards or other awards granted under the 2009 Plan that were outstanding as of the Approval Date (or any applicable portion of such awards) that, after the Approval Date, are paid in the form of cash (if originally awarded in shares and such shares were counted against the share limit of the 2009 Plan on the Approval Date); plus (iii) Registered Shares subject to any restricted stock awards, restricted stock unit awards, performance share awards or other awards granted under the 2009 Plan that were outstanding as of the Approval Date (or any applicable portion of such awards) that, after the Approval Date, are cancelled, terminate, expire or are forfeited for any reason.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, as filed by Verizon with the Commission (File No. 001-08606), are incorporated by reference in the Registration Statement, as amended by Amendment No. 1 (referred to as the “registration statement” in this Part II), and made a part hereof:

(a)	Verizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

(b)	Verizon’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017;

(c)	Verizon’s Current Reports on Form 8-K filed on January 25, 2017, January 31, 2017, February 1, 2017, February 3, 2017, February 21, 2017, March 3, 2017, March 13, 2017, March 20, 2017 and May 5, 2017; and

(d)	the description of Verizon’s Common Stock contained in the registration statement on Form 8-A filed on March 12, 2010, under Section 12(b) of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating that description.

All documents filed by Verizon pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, after the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the shares of Verizon Common Stock to be issued in connection with this registration statement pursuant to the 2017 Plan will be passed upon for Verizon by William L. Horton, Jr., its Senior Vice President, Deputy General Counsel and Corporate Secretary. As of April 15, 2017, Mr. Horton beneficially owned 10,091 shares of Verizon Common Stock.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third-party action, suit or proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person’s conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify its directors and officers against expenses (including attorney’s fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Article 7 of Verizon’s Restated Certificate of Incorporation makes mandatory the indemnification expressly authorized under the DGCL, except that the Restated Certificate of Incorporation only provides for indemnification in derivative actions, suits or proceedings initiated by a director or officer if the initiation of such action, suit or proceeding was authorized by the Board of Directors.

Verizon’s Restated Certificate of Incorporation limits the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

The directors and officers of Verizon are insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they cannot be indemnified by Verizon.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

The “Exhibit Index” is hereby incorporated by reference.

ITEM 9.	UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York on May 5, 2017.

VERIZON COMMUNICATIONS INC.

By:	/s/ Scott Krohn
Scott Krohn
Senior Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

* Shellye L. Archambeau	Director	May 5, 2017

* Mark T. Bertolini	Director	May 5, 2017

* Richard L. Carrión	Director	May 5, 2017

* Melanie L. Healey	Director	May 5, 2017

* M. Frances Keeth	Director	May 5, 2017

* Karl-Ludwig Kley	Director	May 5, 2017

* Lowell C. McAdam	Chairman and Chief Executive Officer (principal executive officer)	May 5, 2017

* Clarence Otis, Jr.	Director	May 5, 2017

* Rodney E. Slater	Director	May 5, 2017

* Kathryn A. Tesija	Director	May 5, 2017

* Gregory D. Wasson	Director	May 5, 2017

* Gregory G. Weaver	Director	May 5, 2017

SIGNATURE	TITLE	DATE

* Matthew D. Ellis	Executive Vice President and Chief Financial Officer (principal financial officer)	May 5, 2017

* Anthony T. Skiadas	Senior Vice President and Controller (principal accounting officer)	May 5, 2017

* By:	/s/ Scott Krohn
Scott Krohn
(as attorney-in-fact)

EXHIBIT INDEX

Exhibit No.
4.1	2009 Verizon Communications Inc. Long-Term Incentive Plan, As Amended and Restated (incorporated by reference to Appendix D of the Registrant’s Definitive Proxy Statement included in Schedule 14A filed on March 18, 2013, File No. 001-08606)

4.2	2017 Verizon Communications Inc. Long-Term Incentive Plan (incorporated by reference to Appendix B of the Registrant’s Definitive Proxy Statement included in Schedule 14A filed on March 20, 2017, File No. 001-08606)

5.1†	Opinion of Randal S. Milch, Esq., Executive Vice President and General Counsel of Verizon Communications Inc.

5.2*	Opinion of William L. Horton, Jr., Esq., Senior Vice President, Deputy General Counsel and Corporate Secretary of Verizon Communications Inc.

23.1*	Consent of Ernst & Young LLP

23.2†	Consent of Randal S. Milch, Esq. (Included in Exhibit 5.1)

23.3*	Consent of William L. Horton, Jr., Esq. (Included in Exhibit 5.2)

24*	Powers of Attorney

†	Previously filed.
*	Filed herewith.